Exhibit 10.1
[ZILA, INC. LETTERHEAD]
May 9, 2008
Mr. David R. Bethune
5227 North Seventh Street
Phoenix, AZ 85014-2800

Re:	Employment Terms
Dear David:
     The purpose of this letter is to set forth a new agreement between you and Zila, Inc. (the “Company”) with respect to your employment. Accordingly, your August 14, 2007 letter agreement is hereby terminated in its entirety and shall be of no further force or effect (except with respect to any equity awards granted thereunder), and this letter agreement (the “Agreement”) shall be substituted in its place and stead. The effective date of this Agreement shall be May 1, 2008.
     1. Title. You will continue to serve as Chairman and interim Chief Executive Officer of the Company.
     2. Reporting Structure. You will report to the Board of Directors of the Company.
     3. Responsibilities. Your responsibilities will be those consistent with the above-described positions as they may be assigned to you by the Company.
     4. Base Salary. Your base salary will be paid at the rate of three hundred fifty thousand dollars ($350,000) per year, less applicable withholdings as may be required by law, in accordance with the Company’s regular payroll practices (currently bi-weekly). You may, at your option, defer and accrue your base salary based on the cash availability of the Company.
     5. Performance Bonuses. You will be eligible to participate in whatever incentive bonus plan(s) the Company maintains, or successor plans as may be applicable. You will have an opportunity to receive a cash performance bonus of up to fifty percent (50%) of your current base salary, less applicable withholdings as may be required by law, subject to plan achievement for the fiscal years ended July 31, 2008 and 2009; provided you are employed by the Company on the last day of the applicable fiscal year. If there is a subsequent restatement of a reporting period for which an incentive payment is made which results in the failure to achieve the plan target for that period, the incentive payment must be returned to the Company.

Mr. David R. Bethune
May 9, 2008

     6. Restricted Stock. Subject to the approval of the Company’s Board of Directors, you will be granted 300,000 shares of restricted stock following the filing of a registration statement covering such shares. The restrictions on the shares will be removed and such shares shall vest (provided you are employed by the Company on such dates) as follows:
          (i) 150,000 shares on the date of issuance;
          (ii) 8,333 shares on the last day of each month commencing on May 31, 2008 and ending on September 30, 2009; and
          (iii) 8,339 shares on October 31, 2009.
In addition, except as otherwise provided herein, the restrictions on the shares will be removed and such shares shall vest immediately upon the hiring of a permanent chief executive officer by the Company.
     7. Term. The term of this Agreement shall end on the earlier of your departure from the Zila Board of Directors or October 31, 2009.
     8. Paid Time Off. You will receive paid time off (“PTO”) in accordance with the Company’s regular PTO policy. You will also receive paid holidays in accordance with the Company’s regular holiday policies.
     9. Compensation and Terms of Employment Subject to Change. All terms and conditions of employment, including all compensation terms, are subject to change at the Company’s discretion.
     10. At-Will Employment. Your employment with the Company is at will, meaning that it lawfully can be terminated at any time by either you or the Company, with or without cause or notice. Nothing contained in this Agreement changes the at-will nature of your employment.
     11. Severance Benefits. If the Company terminates your employment, you shall be eligible to receive severance benefits in accordance with the following:
          11.1 Change in Control. If your employment is terminated because of a change in control of the Company (“Change in Control”), you shall be entitled to receive severance pay in (i) an amount equivalent to twenty-four (24) months of your annual base salary in effect on the date your employment is terminated; and (ii) an amount equivalent to the maximum cash bonus (expressed as a percentage of your annual base salary in effect on the date your employment is terminated) for which you would have been eligible, during the twenty-four (24) months following termination of your employment had your employment not terminated and had you stayed in the position you occupied as of termination of your employment, under

Mr. David R. Bethune
May 9, 2008

any employee incentive bonus plan(s) in effect on the date your employment is terminated. For purposes of this Agreement, “Change in Control” shall be defined and governed by the definition of “change in control” contained in the Company’s Stock Option Plan, or such amended or restated stock option plan as may then be in effect or, in the absence of such plan, in the last such plan that was in effect. If the Company terminates your employment within eighteen (18) months following a Change in Control (including upon expiration of the term of this Agreement as provided in Paragraph 7), a presumption shall arise that the termination was because of a Change in Control. This presumption, however, shall be rebutted if a preponderance of the evidence shows that the reason for your termination was something other than a Change in Control. Notwithstanding the foregoing, “Change in Control” shall not include any such transaction in which you participate (as an investor or otherwise) on behalf of any party other than the Company.
          11.2 Termination Without Cause. If the Company terminates your employment without cause (“Without Cause”) and for a reason other than a Change in Control, you shall be entitled to receive your base salary until the later of the expiration of the term of this Agreement as provided in Paragraph 7 or twelve (12) months following the date of termination. For purposes of this Agreement, “Cause” shall mean (i) your failure to correct a specific conduct or job-performance issue or issues about which you have been informed in writing and given an opportunity to correct; or (ii) conduct or job performance that the Company believes is sufficiently willful and/or egregious that providing you with written notice and an opportunity to correct is an inadvisable business practice; or (iii) your inability to perform your job (e.g., due to incapacity or death). If the Company terminates your employment (including upon expiration of the term of this Agreement as provided in Paragraph 7) for any other reason (with the exception of a termination because of a Change in Control), such termination shall be deemed Without Cause and this subpart shall apply.
          11.3 Stock Options and Restricted Stock. If your employment is terminated by the Company because of a Change in Control or Without Cause, and upon expiration of any revocation period contained in the release required by subpart 11.4 below, (i) any stock options granted prior to termination of your employment shall be deemed immediately vested and exercisable according to their terms; and (ii) all restrictions applicable to any restricted stock awarded prior to termination shall be deemed immediately lifted. (Together, the severance pay set forth above and these stock benefits are the “Severance Benefits”).
          11.4 Release Required. Severance Benefits will be provided and/or take effect only if you provide the Company and its affiliated entities and persons with a written release, in a form acceptable to the Company, from legal liability. Such release will explicitly recognize, and except from the release, any ongoing rights of indemnification (or similar rights) you may have. In no event will any Severance Benefits be provided or take effect until such release is executed and its revocation period (if any) under applicable law has expired unexercised. If you fail to

Mr. David R. Bethune
May 9, 2008

execute the release within thirty (30) days of your receipt of same, your right to execute the release, and your corresponding right to Severance Benefits, will be extinguished.
          11.5 No Other Right to Severance Benefits. Severance Benefits will not be provided and/or take effect if you voluntarily resign from your employment, this Agreement terminates in accordance with Paragraph 7, or your employment terminates for a reason other than a Change in Control or Without Cause, or you do not qualify for Severance Benefits pursuant to this Agreement for any other reason.
          11.6 Timing of Severance Pay. All sums payable to you pursuant to subparts 11.1 or 11.2 above shall be paid in a lump sum within six (6) months plus one (1) business day after termination of your employment (the “Payment Date”). However, if you are a “Specified Employee” of the Company for purposes of Internal Revenue Code Section 409A (“Code Section 409A”) at the time of any event that triggers a payment obligation on the part of the Company pursuant to subparts 11.1 or 11.2, then the required payment shall be made to you by the Company on the first day such payment may be made without incurring excise taxes under Code Section 409A (without regard to whether that shortens, lengthens or does not affect the time period set forth in the first sentence of this subpart 11.6) (the “409A Payment Date”). Should this result in a delay of payments to you beyond the Payment Date, then the Company shall also pay you interest accrued from the Payment Date to the 409A Payment Date at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, or any successor provision and the treasury regulations and rulings issued thereunder.
          11.7 Termination of Your Right to Severance Benefits. Your right to receive Severance Benefits shall immediately terminate if (i) you breach any contractual obligation you owe the Company or violate any other promise or commitment you have made to the Company or duty you owe the Company; or (ii) you commence employment or other engagement with any person or entity that directly competes in an areas of the Company (including the Company’s affiliated companies and divisions) in which you had operational oversight or direct responsibilities at the time of the termination of your employment with the Company; or (iii) you solicit, induce, or attempt to influence any employee of the Company or its affiliated companies to terminate his or her employment.
     12. Cooperation in Dispute Resolution. During your employment and thereafter (including following termination of your employment for any reason), you will make yourself reasonably available to consult with the Company or any of its affiliated companies with regard to any potential or actual dispute the Company or any of its affiliated companies may have with any third party concerning matters about which you have personal knowledge, and to testify about any such matter should such testimony be required, so long as doing so does not unreasonably interfere with your then-current professional activities.

Mr. David R. Bethune
May 9, 2008

     13. Applicable Law. You hereby consent to application of Arizona law to this Agreement without regard to choice-of-law or conflict-of-law rules. However, in recognition of the fact that the Severance Benefits set forth above are not items of ordinary compensation, and as an inducement for the Company to agree to those provisions, we have specifically agreed that Arizona Revised Statute § 23-355 (which provides for the possibility of treble damages for unpaid wages) shall not apply to Paragraph 11 of this Agreement (or its subparts), or to any payment(s) arguably due under Paragraph 11 of this Agreement (or its subparts), or to any dispute arising under Paragraph 11 of this Agreement (or its subparts). This does not affect your right to Severance Benefits, but means that if we have a dispute about whether Severance Benefits are owed, you cannot seek three times the amount of such Severance Benefits in a legal action.
     14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.
     15. Other Agreements. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters.
     The Company looks forward to your continuing contributions, and I hope you will accept this offer. If you wish to do so, please sign where indicated below and return this Agreement. Please let me know if you have any questions.

Sincerely,

ZILA, INC.

/s/ Gary V. Klinefelter
Gary V. Klinefelter, Secretary
Statement of Acceptance:
     I have read the foregoing and agree to accept employment with the Company on the terms stated in this Agreement.

Dated: May 9, 2008	/s/ David R. Bethune
David R. Bethune